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                                    EXHIBIT 10.17

                                    AGREEMENT WITH

                           WESTERN PACIFIC INVESTMENT CORP.

                                 DATED JUNE 10, 1998




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                           WESTERN PACIFIC INVESTMENT CORP.
                                 5843 Hempstead Drive
                                Agoura Hills, CA 91301
      Voice (818) 706-2836 - Fax (818) 706-0138 - E-mail WesternPacific@juno.com

                                                    Stanley B. Weiner, President

June 10, 1998

Andrew Cimerman
Chairman of the Board and Chief Executive Officer
HomeLife, Inc.
4100 Newport Place, Suite 730
Newport Beach, CA 92660

Dear Mr. Cimerman:

I have met with you on three occasions during the last month. You have transmitted much information to me at each meeting. That information is partially contained in the due diligence file summarizing the current status of HomeLife, Inc. that I presented to you. As this is a rapidly evolving company, we have chosen to capture it at one moment in time.

You have expressed to me many needs, desires, requirements, hopes, and plans. Some of these lend themselves more easily than others to the skills, resources, contacts, and funds I have at my disposal. I am attempting herein to logically and rationally formulate a plan for marshaling our joint assets so that we may bets work together for our substantial mutual benefit.

You have established a real estate brokerage franchise company of considerable scope and breadth. It is now your desire to expand the existing operation through acquisition of similar and related companies. This includes acquiring additional real estate brokerage companies, a mortgage company, a property management company, and various types of real property to be owned, operated, and marketed by HomeLife, Inc.

HomeLife, Inc. lacks the necessary capital to carry out its plans. It is also not in the best possible position to tarde stock for assets due to the depressed price of its shares. Therefore, you have asked Western Pacific Investment Corp. to assist you in the improvement of your current position.

Western Pacific Investment Corp. will undertake to work with HomeLife, Inc. on the following terms and conditions:

I.   Stock.

     A.   Strategy.

          1.   Reduce available supply of free trading stock.

          2.   Provide better support for stock through a more active market.

          3.   enhance shareholder value.

          4.   Acquire new assets for company.

     B.   Tactics.

          1. Develop investor and financial relations programs to enhance the value of the stock.

          2.   Locate and contract with new and superior market makers.





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          3.   Assist in the acquisition of new real estate brokerage firms.

          4. Negotiate and obtain real property in exchange for stock or a combination of stock and cash.

          5.   Bring in new shareholders with greater available capital.

     C.   Compensation.

          1. Western Pacific Investment Corp.'s compensation for the foregoing shall be measured by the volume and trading price for HomeLife, Inc. stock on the open market. The objective shall be an average of 5,000 shares per day and a trading price of $4.00 per share; to the extent this level is achieved during the 90-day period following the effective date of this agreement and sustained for 60 days, Western Pacific Investment Corp. shall receive 100,000 shares of one-year restricted stock of HomeLife, Inc. HomeLife, Inc. shall have the right to request and receive all documentation evidencing the efforts of Western Pacific Investment Corp. in this regard.

          2. Procuring new market makers for the stock and other efforts to increase the stock price should be done on a fee basis, such fee to be finalized at the time we commence negotiating with new market makers.

          3. Setting up an investor relations department for HomeLife, Inc. -- if that is your desire -- would be on a regular salary basis since it is an ongoing responsibility. Such salary to be determined prior to its inception.

II.  Private Placement Memorandum.

     A.   Strategy.

          1. HomeLife, Inc. can solve a part of its capital needs by private placement of its securities, to be done on as agreed on a need basis only.

     B.   Tactics.

          1. A $500,000 to $750,000 private placement of the company's discounted restricted shares is needed for the company's expansion plans. This would be done on the basis of a 20% to 40% discount from the current price of the company's stock. It would involve stock with a 12-month restriction on sale.

     C.   Compensation.

          1. This Capital will be provided on a need basis; terms to be agreed upon at the time the decision is made to raise funds.

III. Real Estate.

     A.   Strategy.

          1. The main focus would be to obtain real estate assets in exchange for stock or a combination of stock and cash.

          2. Scenarios for merger, acquisitions, or purchase should be established.





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     B.   Tactics.

          1. Develop tax proforma to elicit tax free exchanges or estate planning solutions.

          2. Develop program to demonstrate liquidity and superior capital gains.

          3. Develop contact program and advertising to attract those prospects.

          4.   Negotiate terms of exchange.

          5.   Sell property acquired in exchange.

     C.   Compensation.

          1. For properties acquired in exchange for stock, 20% of equity paid over 2 year ends in the form of one-year restricted stock.

          2.   For sales of acquired real property, 3% commission.

IV.  Acquisition of Real Estate Brokerage Company or Mortgage Company.

     A.   Strategy.

          1.   HomeLife, Inc. can best grow and prosper by acquisition.

          2. Value added services can be derived by making its real estate brokers also mortgage brokers.

     B.   Tactics.

          1.   Acquire existing real estate or mortgage brokerage companies.

          2.   Locate and negotiate potential acquisitions.

          3.   Arrange additional capital needed for acquisitions.

     C.   Compensation.

          1.   Location of prospects to be on fee basis.

          2. Closing of an acquisition to be paid on same basis as purchase of real property. Commission to be based on value added to company.

V.   Warehouse Account for Mortgage Company.

     A.   Strategy.

          1.   It is better to be a mortgage banker than mortgage broker.

          2.   To be a banker you must have reserves.

     B.   Tactics.

          1. To obtain a $5,000,000 mortgage warehousing line to facilitate underwriting of properties.





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          2.   Obtain a lender or reserve account sufficient to satisfy needs of
               HomeLife, Inc.

     C.   Compensation.

          1. For obtaining $5,000,000 warehousing line, 50,000 shares of one-year restricted stock.

          2.   For raising a reserve fund, if necessary, on a fee basis.

VI.  Real Estate Syndication.

     A.   Strategy.

          1.   This is an excellent time to purchase real estate assets.

          2. HomeLife, Inc. can purchase real estate assets with capital raised from investor groups.

     B.   Tactics.

          1.   Set up investment department for HomeLife, Inc.

          2. Raise capital through the use of limited partnership or limited liability companies.

          3.   Make use of HomeLife, Inc. sales force to raise capital.

          4.   Create Reverse R.E.I.T. to acquire property.

          5.   Set up property management company to manage property.

     C.   Compensation.

          1.   For administrative tasks on a fee basis.

          2. For real estate syndication activities, a fee based on time needed plus additional stock based on 20% of value added.

Andrew, as you can see by this by no means exhaustive list, there are many things to be explored. This list is not complete, final, or definitive, but it does represent a place from which to start. However, without a specific agreement, I cannot be confident in being paid for my efforts nor can you be confident in what I will produce. Based on both your and my previous bad experiences, I believe that we must have very clear ideas, objectives, and goals at the inception of our relationship. Included in that agreement must be clear formulas for compensation so that there will be no disputes in the future. These are things that cannot be left to the vagaries of memory, intervening events, or caprice.

We have also agreed that if we are called upon to act as a consultant, with regard to deals already in the pipeline, that we will determine all fees in advance. At that time we will amend this agreement.

I am prepared to go forward on the basis we have previously discussed. This attempt to memorialize our oral understanding is subject to further refinement after you return. However, by affixing your signature below and that of the necessary directors, you thereby agree that the terms and conditions listed above represent the present agreement between Western Pacific Investment Corp., and HomeLife, Inc.

This agreement will be binding on both parties and shall be governed by the Laws of the State of California. This agreement will become effective when signed by the parties on June 10, 1998 and is subject to the approval of HomeLife, Inc.'s Board of Directors.




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This agreement is accepted, agreed to, and approved by the signatures appearing below.

 /s/ Stanley Weiner                    /s/ Andrew Cimerman
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Stanley Weiner, President               Andrew Cimerman, Chairman of the Board,
                                        and CEO, HomeLife, Inc.
          6-10-98                               6-10-98
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Date                                    Date